Exhibit 10.5

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of June 15, 2007, is made by and between SPECIALIZED TECHNOLOGY RESOURCES, INC., a Delaware corporation (together with any successor thereto, the “Company”), and BARRY A. MORRIS, of Enfield, Connecticut (the “Executive”).

Recitals

A.            The Company desires to engage the Executive to perform services under the terms hereof and the Executive desires to be employed by the Company.

B.            The Company desires to be assured that the unique and expert services of the Executive will be substantially available to the Company, and that the Executive is willing and able to render such services on the terms hereinafter set forth.

C.            The Company desires to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company.

Terms

In consideration of such employment and the respective agreements of the parties set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.            Certain Definitions

(a)           “Annual Base Salary” shall have the meaning set forth in Section 3(a).

(b)           “Board” shall mean the Board of Managers of Parent.

(c)           “Bonus Compensation” shall have the meaning set forth in Section 3(b).

(d)           The Company shall have “Cause” to terminate the Executive’s employment hereunder upon:  (i) the Executive’s breach of Section 2(c) (other than any such failure resulting from the Executive’s Disability), which is not remedied within 30 days after receipt by the Executive of written notice from the Company specifying such failure in reasonable detail; (ii) the Executive’s failure or refusal to follow the reasonable instructions of the Board or the board of directors of any Subsidiary of the Company, which failure or refusal is not cured within 30 days following written notice; (iii) the Executive’s conviction of a felony or of a misdemeanor if such misdemeanor involves moral turpitude or misrepresentation, including a plea of guilty or nolo contendere; (iv) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s or any of its Subsidiaries’ premises; (v) the Executive’s commission of any act of fraud, embezzlement, misappropriation of funds, material misrepresentation, breach of fiduciary duty or other act of dishonesty detrimental to the Company or any of its Subsidiaries; or (vi) the Executive’s intentional wrongful act or gross negligence that has a material detrimental effect on the Company or its Subsidiaries.

(e)           “Sale of the Company” means either (i) a sale of more than 50% of the assets of the Company or the Parent (ii) a sale or other transfer of more than 50% of the

Company’s then outstanding stock or the Parent’s outstanding Units (as defined in the LLC Agreement) in a single transaction to persons or entities who are not stockholders or unitholders at the time of the sale.  For purposes of determining whether a sale of more than 50% of the Company’s or Parent’s assets has occurred, the change of ownership rules set forth in Treas. Reg. § 1.409A-3(i)(5)(vii) shall apply.  For purposes of determining whether any person or entity is a stockholder or a unitholder at the time of sale of more than 50% of the stock of the Company or Units of the Parent, the attribution of ownership rules set forth in Treas. Reg. § 1.409A-3(i)(5)(iii) shall apply.  For purposes of determining whether a sale or other transfer of more than 50% of the outstanding stock of the Company or Units of the Parent has occurred, the change in corporate ownership rules set forth in Treas. Reg. § 1.409A-3(i)(5)(v), shall apply.  Notwithstanding the foregoing, neither of the events in clauses (i) or (ii) herein shall be deemed a “Sale of the Company” unless such event is a “change in the ownership or event control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” as defined in and for purposes of Section 409A of the Code and the regulations thereunder.

(f)            “Company” shall have the meaning set forth in the preamble hereto.

(g)           “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated due to his Disability, the date determined pursuant to Section 4(a)(ii); (iii) if the Executive’s employment is terminated pursuant to Section 4(a)(iii)-(vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier; or (iv) if the Executive’s employment is terminated pursuant to Section 4(a)(vii) the date on which the Term expires.

(h)           “Disability” shall mean any physical or mental illness, injury or infirmity which prevents the Executive from performing the Executive’s job functions for a period of (i) one hundred twenty consecutive calendar days or (ii) an aggregate of one hundred eighty calendar days out of any consecutive twelve month period.  Any determination of disability shall be made by the Board in consultation with a qualified physician or physicians selected by the Board and reasonably acceptable to the Executive.  The failure of the Executive to submit to a reasonable examination by such physician or physicians shall act as an estoppel to any objection by the Executive to the determination of disability by the Board.

(i)            “Effective Date” shall have the meaning set forth in Section 2(b).

(j)            “Executive” shall have the meaning set forth in the preamble hereto.

(k)           The Executive shall have “Good Reason” to resign his employment upon the occurrence (without the Executive’s prior written consent) of any of the following:  (A) a material diminution in the nature or scope of the Executive’s responsibilities, duties or authority in his capacity as Vice President and Chief Financial Officer, without regard to any other responsibilities, duties or authority the Executive may have had or performed for the Company at any time; (B) the Company’s material breach of this Agreement; (C) any change in the Executive’s reporting relationship so that he no longer reports to the Chief Executive Officer; (D) a relocation of the Executive’s place of employment to a location more than thirty miles by road from Enfield, Connecticut; or (E) any decrease in the Executive’s Annual Base Salary, target bonus percentage as set forth in Section 3(a), or benefit plans, programs and arrangements as in effect from time to time (other than a general reduction in base salary, target bonus percentages or benefit plans, programs and arrangements that affects all members of senior management equally); provided, however, that the Executive may not resign his employment for Good Reason unless:  (x) the Executive provided the Company with at least 30 days prior written notice of his intent to resign for Good Reason (which notice must be provided within 45 days following (i) the occurrence of the event(s) purported to constitute Good Reason, or (ii) if the Executive could not reasonably have known of the occurrence of any of such events, the date on which the Executive had actual knowledge of the occurrence of any of such events); and (y) the Company has not remedied the alleged occurrence(s) within the 30-day period following its receipt of such notice from the Executive.

(l)            “Notice of Termination” shall have the meaning set forth in Section 4(b).

(m)          “Parent” means STR Holdings LLC, a Delaware limited liability company.

(n)           “Term” shall have the meaning set forth in Section 2(b).

2.            Employment

(a)           In General.  The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b)           Term of Employment.  The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on June 15, 2007 (the “Effective Date”) and ending on the third anniversary thereof, unless earlier terminated as provided in Section 4.  The employment term hereunder shall automatically be extended for successive one-year periods (“Extension Terms” and, collectively with the Initial Term, the “Term”) unless either party gives written notice of non-extension to the other no later than 60 days prior to the expiration of the then applicable Term.

(c)           Position and Duties.  The Executive shall serve as Vice President and Chief Financial Officer of the Company, with responsibilities, duties and authority customary for such position, subject to direction by the Chief Executive Officer.  The Executive shall report to the Chief Executive Officer.  The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and its subsidiaries.  The Executive agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time.  During the Term, it shall not be a violation of this Agreement for the Executive to (i) serve on industry trade, civic or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; or (iii) manage personal investments (which shall include (x) investments by the Executive of his personal assets in any business which does not compete directly or indirectly with the Company, in such form or manner as will not require any services on the part of the Executive in the operation of such business and (y) the purchase by the Executive of a total of up to 1% of the regularly traded securities of any entity, whether or not it competes with the Company), as long as, in the reasonable judgment of the Chief Executive Officer of the Company, such activities do not and will not interfere with the performance of the Executive’s duties and responsibilities as an employee of the Company.  The Executive shall perform his duties hereunder at the Company’s corporate headquarters in Enfield, Connecticut and shall travel as necessary or as reasonably requested by the Chief Executive Officer of the Company.

3.            Compensation and Related Matters

(a)           Annual Base Salary.  During the Term, the Executive shall receive a base salary at a rate of $215,000.00 per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to increase as determined by the Board in its sole discretion (the “Annual Base Salary”).  The Executive’s Annual Base Salary will be reviewed annually by the Board and the Board may, in its sole discretion, increase the Annual Base Salary considering the Executive’s performance and that of the Company.

(b)           Bonus Compensation.

(i)            In addition to the Annual Base Salary, for each fiscal year, or portion thereof, during the Term, the Executive shall be eligible to participate in the Company’s management incentive plan (or any successor incentive plan adopted by the Board) pursuant to which Executive may be paid a target amount of 40% of his Annual Base Salary except as the parties may have agreed otherwise in writing.  The Executive’s bonus will be based upon performance measured against mutually agreed upon goals to be established as soon as practicable after the date hereof.  In the discretion of management, Executive shall be eligible to receive incentive units pursuant to the terms of the Amended and Restated Limited Liability Company Agreement of STR Holdings LLC (the “LLC Agreement”).

(ii)           In accordance with Section 2.9 of the Amended and Restated Merger Agreement, dated June 15, 2007, by and among the Company, STR Holdings LLC and STR Acquisition, Inc. (the “Merger Agreement”) and in consideration of the Executive’s desire to “rollover” options exercisable for 40,000 shares of the Company at an exercise price of $3.25 per share for options of an equivalent value in the Surviving Corporation (as defined in the Merger Agreement), which rollover could not be accommodated due to structural restrictions, the Company shall pay the Executive a bonus equal to the lesser of (A) an amount equal to the product of (i) 40,000 and (ii) the excess of the Per Share Merger Consideration (as defined in the Merger Agreement) over $3.25 (the “Aggregate Spread”) and (B) and the “fair market value” of that number of Class A Units of STR Holdings, LLC equal to the quotient achieved by dividing the Aggregate Spread by $10.00 (the “Bonus Amount”).  For purposes hereof “fair market value” shall mean Repurchase Fair Market Value as set forth in the Amended and Restated Limited Liability Company Agreement of STR Holdings, LLC, as it may be further amended and restated.  The Bonus Amount shall be calculated on the Payment Date (as defined below).

(iii)          Upon the earlier to occur of December 31, 2015, a Sale of the Company or termination of the Executive’s employment for any reason (in each case, the “Payment Date”), the Bonus Amount shall be distributed to the Executive and paid in a lump sum, without interest, as soon as administratively possible but not later than 60 days following such Payment Date.

(iv)          The Executive may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his or her beneficiary under the Bonus Account.  Such designation shall be made on a form prescribed by the Company.

(c)           Benefits.  The Executive shall be entitled to participate in employee benefit plans, programs and arrangements of the Company now (or, to the extent determined by the Board, hereafter) in effect which are applicable to the senior management of the Company.

(d)           Vacation.  During the Term, the Executive shall be entitled to four weeks paid vacation each calendar year.  Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

(e)           Expenses.  The Company shall promptly reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.

4.            Termination.  The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)           Circumstances

(i)            Death.  The Executive’s employment hereunder shall terminate upon his death.

(ii)           Disability.  If the Executive incurs a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment.  In that event, the Executive’s employment with the Company shall terminate effective on the later of the 30th day after receipt of such notice by the Executive or the date specified in such notice, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties.

(iii)          Termination for Cause.  The Company may terminate the Executive’s employment for Cause.

(iv)          Termination without Cause.  The Company may terminate the Executive’s employment without Cause.

(v)           Resignation for Good Reason.  The Executive may resign his employment for Good Reason.

(vi)          Resignation without Good Reason.  The Executive may resign his employment without Good Reason.

(vii)         Non-renewal.  Either party may notify the other of his or its intent not to renew this Agreement at least 60 days prior to the expiration of the Term, which shall be treated as a termination without Cause if such notice is given by the Company and the Company does not concurrently waive the Executive’s obligations under Section 2 of the Agreement Not to Compete, or a resignation without Good Reason if such notice is given by the Executive.

(b)           Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto indicating (i) the specific termination provision in this Agreement relied upon, (ii) except with respect to a termination pursuant to Section 4(a)(iv) or 4(a)(vi), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by the Executive (or, in the case of a termination described in Section 4(a)(ii), by the Company), shall be at least 30 days following the receipt of such notice (a “Notice of Termination”); provided, however, that a Notice of Termination delivered by the Company pursuant to Section 4(a)(ii) shall not be required to specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii); and provided, further, that in the event that the Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination (even if such date is prior to the date specified in such Notice of Termination).  A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion.  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

5.            Company Obligations Upon Termination of Employment

(a)           In General.  Upon a termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive in a lump sum within 20 business days following the Executive’s termination:  the sum of the Executive’s Annual Base Salary through the Date of Termination; and any expenses owed to the Executive under Section 3(e).  The Executive shall also be entitled to any accrued vacation pay owed to the Executive pursuant to Section 3(d); any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(c) (including without limitation, any disability or life insurance benefit plans, programs or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements; and any benefits that may be due the Executive under the LLC Agreement or incentive unit agreements between the Executive and the Company.

(b)           Termination without Cause or for Good Reason.  If the Executive’s employment shall be terminated by the Company without Cause or by the Executive for Good Reason (but not by reason of the Executive’s death, Disability, termination by the Company for Cause or termination by the Executive without Good Reason), then, in addition to the payments and benefits described in Section 5(a) (including benefits under stock option agreements), the Company shall:

(i)            Continue to pay to the Executive, in accordance with the Company’s regular payroll practice following the Date of Termination, the Executive’s Annual Base Salary, and continue the Executive’s participation in the Company’s health, life insurance and retirement plans through twelve months from the Date of Termination; provided that each payment is intended to constitute a separate payment within the meaning of Code Section 409A and the regulations thereunder; provided, further that in the event that Executive is determined by the Company to be a “specified employee” (as defined in Code Section 409A(2)(B) and determined in accordance with Code 416(i) (without regard to paragraph (5) thereof)) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, any payments determined to be “nonqualified deferred compensation” payable following termination of employment shall be made no earlier than the earlier of (i) the last day of the sixth (6th) complete calendar month following such termination of employment, or (ii) Executive’s death, consistent with the provisions of Code Section 409A.  Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule;

(ii)           If the Executive otherwise would have been entitled to receive a payment pursuant to the Company’s bonus plan had he been employed on the last day of the Company’s fiscal year, then pay to the Executive on April 30 of the year following the year in which the Executive’s termination occurs, (and in the event that the Company has not received its audited financial statements for the prior year by April 30 of such year, such bonus shall be paid as soon as practicable thereafter, consistent with the provisions of Code Section 409A, but in no event later than the last day of such following year), the amount of such payment, multiplied by a fraction the numerator of which is the number of days during such fiscal year that the Executive was employed and the denominator of which is 365; and

(iii)          Continue paid coverage for the Executive and any eligible dependents under all Company group health benefit plans in which the Executive and any dependents were entitled to participate immediately prior to the Date of Termination through the twelfth month after the Date of Termination, to the extent permitted thereunder.  As of the date that the Executive ceases to receive coverage under any group health plan pursuant to this Section 5(b)(iii), the Executive shall be eligible to elect to receive “COBRA” continuation coverage to the extent permitted by Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended, and if such coverage ceases prior to twelve months from the Date of Termination, the Company shall pay for such COBRA coverage through such twelve month period.

6.            Agreement Not To Compete.  As of the date hereof the Executive shall enter into an Agreement Not To Compete, in substantially the form attached hereto as Appendix A, the terms and conditions of which are incorporated herein by this reference.  If the Executive breaches any his covenants in such Agreement Not to Compete, then notwithstanding any other provision of this Agreement, the Executive shall be entitled to no further payments or benefits provided for in this Agreement.

7.            Assignment and Successors.  The Company may assign its rights under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, shall use its best efforts to require any such successor or other assignee to assume its obligations under this Agreement, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and entities controlled by the Company or under common control with the Company.  The Executive may not assign his rights or obligations under this Agreement to any individual or entity.  This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

8.            Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of New York, without reference to the principles of conflicts of law of the State of New York or any other jurisdiction, and where applicable, the laws of the United States.

9.            Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.         Notices.  Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party shall have specified by notice in writing to the other party):

If to the Company, to:

Specialized Technology Resources, Inc.
10 Water Street
Enfield, Connecticut  06082-4899
Attn:  Barry A. Morris
Facsimile:  (860) 749-9158

with a copy to:

DLJ Merchant Banking
Eleven Madison Avenue, 16th Floor
New York, New York  10010
Attn:  Susan C. Schnabel
Facsimile:  (310) 712-2734

11.         Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

12.         Entire Agreement.  The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) is intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement.  The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

13.         Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company.  By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.  Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A.

14.         No Inconsistent Actions.  The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

15.         Construction.  This Agreement shall be deemed drafted equally by both the parties.  Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “or” is used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

16.         Enforcement.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

17.         Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges that the Company is required to withhold.  The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

18.         Employee Acknowledgement.  The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect and has consulted with legal counsel as to its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his judgment.

19.         Survival.  The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

20.         Disputes.  All disputes between the parties arising from or in connection with this Agreement or the Executive’s employment hereunder, including those relating to the existence and validity of this agreement to arbitrate, shall be submitted to full and binding arbitration in Hartford, Connecticut, before a panel of three arbitrators and administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.  Each party shall be responsible for its own costs and expenses of such arbitration.  Notwithstanding the foregoing, nothing in this Section 20 shall prevent or otherwise hinder the ability of the Company to seek injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions in connection with any controversy or claim arising out of or relating to the Agreement Not to Compete.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

/s/ Barry A. Morris
Barry A. Morris

SPECIALIZED TECHNOLOGY RESOURCES, INC.

By:	/s/ Dennis L. Jilot
Name: Dennis L. Jilot
Title: Chairman and Chief Executive Officer

SIGNATURE PAGE FOR EMPLOYMENT AGREEMENT (MORRIS)

Appendix A

Agreement Not To Compete

[Please see attached]

2

Execution Copy

AGREEMENT NOT TO COMPETE

This Agreement Not To Compete (this “Agreement”) dated as of June 15, 2007 (the “Effective Date”), is made by and between SPECIALIZED TECHNOLOGY RESOURCES, INC., a Delaware corporation (together with any successor thereto, the “Company”), and BARRY A. MORRIS, of Enfield, Connecticut, (the “Employee”).

Recitals

A.            Contemporaneously with the execution hereof, the Company and Employee are executing an Employment Agreement (the “Employment Agreement”) pursuant to which the Company will employ Employee as Vice President and Chief Financial Officer.

B.            Pursuant to the Employment Agreement, Employee has agreed to enter into this Agreement as a condition of his employment.

Terms

In consideration of the Employment Agreement, the respective agreements of the parties herein and other good and valuable consideration received by each party from the other, the parties agree as follows:

1.             Defined Terms.  Any capitalized term used herein but not defined shall have the meaning ascribed to such term in the Employment Agreement.

2.             Agreement Not to Compete.  For a period equal to the term of Employee’s employment with the Company and through the date which is twelve (12) months following the Employee’s Date of Termination for any reason (the “Initial Noncompetition Period”), Employee shall not, without the prior written consent of the Company, and whether as employee, principal, agent, shareholder, partner, consultant, advisor, limited liability company manager or member, director, or otherwise, directly or indirectly, compete with the Company or any subsidiary of the Company in the business of manufacturing solar panel encapsulent, or the business of providing consumer product quality assurance services to third parties (collectively, the “Business”).  The making or guarantying of a loan, lease or any other financial arrangement to, with or for any person or entity that engages in any of the activities described in the preceding sentence shall be deemed a breach of the covenant set forth in the preceding sentence.  However, Employee may purchase or own up to 1% of the outstanding stock of any publicly traded corporation that competes with the Company or any Company Affiliate, but may not be employed by or otherwise participate in the activities of such corporation.  For purposes of this agreement, “Company Affiliate” means any entity directly or indirectly controlled by the Company, and also includes STR Holdings, Inc. and any of its direct or indirect subsidiaries.

The Company shall have the option to extend the Initial Noncompetition Period for an additional twelve (12) months (the “Extended Noncompetition Period” and, together with the Initial Noncompetition Period, the “Noncompetition Period”); provided, that the Company gives the Executive written notice of such extension at least six (6) months prior to the expiration of the Initial Noncompetition Period, and agrees to pay to the Employee, in accordance with the Company’s regular payroll practice, the Executive’s Annual Base Salary, and to continue the Executive’s participation in the Company’s health and life insurance and retirement plans through the Extended Noncompetition Period.

Employee represents and warrants that he does not own, directly, indirectly, in whole or in part, beneficially or otherwise, any company or enterprise that competes with or participates in the Business, or otherwise engage in any activity that would violate this Section 1.

3.             Confidential Information; Non-Solicitation; Non-Disparagement; Inventions.

(a)           Employee acknowledges that he will occupy a position of trust and confidence with the Company and may become familiar with the following, any and all of which constitute confidential information of the Company or Company Affiliates (collectively, the “Confidential Information”):  (i) all information related to vendors, suppliers and customers, including, without limitation, customer lists, the identities of existing, past or prospective customers and acquisition targets, prices charged or proposed to be charged to customers, customer contacts, special customer requirements and all related information; (ii) all marketing plans, materials and techniques; (iii) all methods of business operation and related procedures of the Company or Company Affiliates; and (iv) all patterns, devices, compilations of information, copyrightable material and technical information, if any, in each case that relates in any way to the Business of the Company or any Company Affiliate.

(b)           Employee acknowledges and agrees that all Confidential Information learned or obtained by him is the property of the Company or a Company Affiliate.  Therefore, Employee shall not at any time disclose to any unauthorized persons or use for his own account or for the benefit of any third party any Confidential Information, whether Employee has such information in his memory or embodied in writing or other physical form, without the Company’s prior written consent (which it may grant or withhold in its sole discretion), unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Employee’s fault or, to Employee’s knowledge, the fault of any other person bound by a duty of confidentiality to the Company or any Company Affiliate.  Employee agrees to deliver to the Company at any time the Company may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations, or affairs of the Company or any Company Affiliate and any other Confidential Information that Employee may then possess or have under Employee’s control.

(c)           If the Employee or any entity controlled by Employee (an “Employee Affiliate”) is required by law to disclose any Confidential Information, Employee shall promptly notify the Company in writing so that the Company may seek a protective order or other motion to prevent or limit the production or disclosure of such information.  If such motion has been denied, then the person required to disclose such information may disclose only such portion of such information that, based on advice of Employee’s outside legal counsel, is required by law to be disclosed (provided that the person required to disclose such information shall use all reasonable efforts to preserve the confidentiality of the remainder of such information).  Employee shall continue to be bound by his obligations pursuant to this Agreement for any information that is not required to be disclosed, or that has been afforded protective treatment, pursuant to such motion.

(d)           During the Noncompetition Period, Employee will not, and will not permit any Employee Affiliate to, directly or indirectly, (a) recruit or otherwise solicit or induce any employee, customer, subscriber or supplier of the Company or any Company Affiliate to

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terminate its employment or arrangement with the Company or any Company Affiliate, otherwise change its relationship with the Company or any Company Affiliate, or establish any relationship with Employee or any Employee Affiliate to compete in the Business or (b) without the Company’s prior written consent, hire any employee of the Company or any Company Affiliate, including any person whose employment with the Company or any Company Affiliate is terminated by such employee without Good Reason.

(e)           During the Noncompetition Period, Employee agrees not to disparage in any material respect the Company or any Company Affiliate, any of their respective products or practices, or any of their respective directors, officers, managers, agents, representatives, stockholders, members or affiliates, either orally or in writing.  The Company and any Company Affiliates (including without limitation any officers or directors of the Company or any Company Affiliate) agree not to disparage in any material respect the Employee either orally or in writing.  Notwithstanding the forgoing, nothing contained herein shall limit the ability of either party, as applicable, to provide truthful testimony as required by law or any judicial or administrative process.

(f)            All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Business of the Company or any Company Affiliate, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Employee may discover, invent or originate during the term of Employee’s consulting arrangement or employment with the Company or any Company Affiliate, and for a period of 12 months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of either the Company or any of its subsidiaries (“Inventions”), shall be the exclusive property of the Company.  Employee shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein.  Employee hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

4.             Remedies.  The necessity of protection against the competition of Employee and the nature and scope of such protection has been carefully considered and agreed upon by the parties hereto.  Employee and the Company acknowledge that the duration, scope and geographic area applicable to the restrictions set forth in this Agreement are fair, reasonable and necessary.  Employee acknowledges that the consideration provided for herein is sufficient and adequate to compensate Employee for agreeing to the restrictions contained in this Agreement and that such restrictions will not cause him undue hardship.  If, however, any court determines that the foregoing restrictions are unreasonable and for that reason unenforceable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.  Employee and the Company agree that a monetary remedy for a breach of this Agreement will be inadequate and will be impracticable and extremely difficult to prove, and further agree that such a breach would cause the Company irreparable harm, and that the Company and the Company Affiliates shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.  Employee agrees that the Company and the Company Affiliates shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bond or other undertaking in connection therewith.

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5.             Notices.  Notices sent by the Company or Employee hereunder shall be made in writing to such party at the below addresses or as the Company and Employee may otherwise agree in writing.

f to the Company, to:

Specialized Technology Resources, Inc.
10 Water Street
Enfield, Connecticut  06082-4899
Attn:  Barry A. Morris
Facsimile:  (860) 749-9158

with a copy to:

DLJ Merchant Banking
Eleven Madison Avenue, 16th Floor
New York, New York  10010
Attn:  Susan C. Schnabel
Facsimile:  (310) 712-2734

If to Employee, at the address set forth on the signature page hereto.

6.             Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.             Headings.  The headings herein are for convenience only, do not constitute part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

8.             Entire Understanding.  This Agreement and the other agreements and instruments incorporated herein constitute the entire agreement and understanding between the parties, and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

9.             Amendments.  This Agreement may not be modified or changed except by written instrument signed by each of the parties hereto that expressly states the intention of the parties to modify or change this Agreement.

10.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of laws.

11.           Construction.  Whenever in this Agreement the context so requires, references to the masculine shall be deemed to include feminine and the neuter, references to the neuter shall be deemed to include the masculine and feminine, and references to the plural shall be deemed to include the singular and the singular to include the plural.

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12.           Cooperation.  Each party hereto shall cooperate with the other party and shall take such further action and shall execute and deliver such further documents as may be necessary or desirable in order to carry out the provisions and purposes of this Agreement.

13.           Waiver.  Employee or the Company may, by express written notice to the other:  (i) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement; (ii) waive compliance with any of the covenants of the other party contained in this Agreement; or (iii) waive or modify performance of any of the obligations of the other party.  No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action, possessing such knowledge or performing such investigation of compliance with the representations, warranties, covenants and agreements contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be constituted as a waiver of any subsequent breach.  The failure of any party to insist, in any one or more instances, upon performance of any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or any such term, covenant or condition.

14.           Knowledge and Skill.  THE EMPLOYEE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS AND ABILITIES HE OR SHE POSSESSES AT THE TIME OF COMMENCEMENT OF EMPLOYMENT HEREUNDER ARE SUFFICIENT TO PERMIT HIM OR HER, IN THE EVENT OF TERMINATION OF HIS OR HER EMPLOYMENT HEREUNDER, TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF WITHOUT VIOLATING ANY PROVISION HEREOF, FOR EXAMPLE, BY USING SUCH KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A NON-COMPETITOR.

15.           Interpretation of Agreement.  Each party hereto cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation.  Accordingly, any rule of law, or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it, is of no application and is hereby expressly waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties regarding this Agreement.

16.           Parties in Interest; Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors, assigns, heirs and/or personal representatives, except that neither this Agreement nor any interest herein shall be assigned or assignable by operation of law or otherwise by Employee without the prior written consent of the Company.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

17.           Severability.  If, notwithstanding the express, carefully considered agreement of the Company and Employee set forth herein, any provision of this Agreement shall be deemed invalid, unenforceable or illegal, or if the period during which this Agreement is to remain effective is found to exceed the legally permissible period or the territory with respect to which this Agreement is to be effective is found to exceed the legally permissible territory, then notwithstanding such invalidity, unenforceability or illegality the remainder of this Agreement

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shall continue in full force and effect during the maximum period and for the maximum territory legally permissible.

18.           Waiver of Jury Trial.  Consistent with the intention of Section 10, the Company and Employee each further waives its or his respective right to a jury trial of any claim or cause of action arising out of this Agreement or any dealings between them relating to the subject matter of this Agreement.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including, without limitation, contract claims, tort claims, and all other common law and statutory claims.  This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or other modifications to this Agreement or to any other document or agreement relating to the transactions contemplated by this Agreement.

19.           Specific Performance and Other Equitable Relief.  Without in any way limiting the provisions of Section 4, Employee acknowledges that the remedies at law of the Company and Company Affiliates for failure of Employee to perform any act required to be performed by Employee under this Agreement are inadequate and, therefore, that the Company and Company Affiliates shall be entitled to specific performance of this Agreement by Employee and to such other equitable relief as a court may deem appropriate to prevent any further violation of this Agreement by Employee, and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law or under this Agreement.

20.           Full Understanding.  Employee represents that he fully understands his right to discuss all aspects of this Agreement with his private attorney, and that to the extent, if any, Employee desired, Employee availed himself of this right.  Employee further represents that he has carefully read and fully understands all of the provisions of this Agreement, that Employee is competent to execute this Agreement, that Employee’s agreement to execute and deliver this Agreement has not been obtained by any duress and that Employee freely and voluntarily enters into it, and that Employee has read this Agreement in its entirety and fully understands the meaning, intent and consequences of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement Not to Compete as of the date first written above.

Barry A. Morris

SPECIALIZED TECHNOLOGY RESOURCES, INC.,

By: Dennis L. Jilot
Its: Chairman and Chief Executive Officer

SIGNATURE PAGE FOR NON-COMPETE AGREEMENT (MORRIS)